Exhibit 99.2 - Supplemental Financial Information – Fourth fiscal quarter ended December 24, 2017.

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

13 Weeks Ended (unaudited)
	December 24, 2017			December 25, 2016
(in thousands)	Consolidated	Lee Legacy	Pulitzer Inc.	Consolidated	Lee Legacy	Pulitzer Inc.
Operating revenue:
Advertising and marketing services	84,661	59,077	25,584	93,035	64,105	28,930
Subscription	48,269	32,913	15,356	48,888	34,018	14,870
Other	10,856	9,014	1,842	12,066	9,988	2,078
Total operating revenue	143,786	101,004	42,782	153,989	108,111	45,878
Operating expenses:
Compensation	50,911	39,008	11,903	55,056	42,053	13,003
Newsprint and ink	5,838	4,111	1,727	6,893	4,902	1,991
Other cash costs	50,357	30,166	20,191	52,777	31,224	21,553
Depreciation and amortization	8,053	5,236	2,817	10,380	7,410	2,970
Loss on sale of assets, net	2	1	1	68	—	68
Workforce adjustments and other	468	322	146	65	62	3
Total operating expenses	115,629	78,844	36,785	125,239	85,651	39,588
Equity in earnings of MNI and TNI	2,383	864	1,519	2,689	1,136	1,553
Operating income	30,540	23,024	7,516	31,439	23,596	7,843
Non-operating income (expense), net	(14,903)	(16,948)	2,045	(12,733)	(13,576)	843
Income tax expense	(19,690)	(23,163)	3,473	6,266	3,111	3,155
Net income	35,327	29,239	6,088	12,440	6,909	5,531

Adjusted EBITDA is a non-GAAP financial measure. Below is a reconciliation of adjusted EBITDA to net income, the most directly comparable measure under GAAP:

Net Income	35,327	29,239	6,088	12,440	6,909	5,531
Adjusted to exclude
Non-operating expenses, net	14,903	16,948	(2,045)	12,733	13,576	(843)
Income tax expense	(19,690)	(23,163)	3,473	6,266	3,111	3,155
Equity in earnings of TNI and MNI	(2,383)	(864)	(1,519)	(2,689)	(1,136)	(1,553)
Depreciation and amortization	8,053	5,236	2,817	10,380	7,410	2,970
Loss (gain) on sale of assets, net	2	1	1	68	—	68
Workforce adjustments and other	468	322	146	65	62	3
Stock compensation	519	519	—	524	524	—
Add:
Ownership share of TNI and MNI EBITDA (50%)	3,159	1,535	1,624	3,476	1,818	1,658
Adjusted EBITDA	40,358	29,773	10,585	43,263	32,274	10,989

Supplemental cash flow information
Distributions from MNI and TNI	2,317	750	1,567	2,233	1,250	983
Capital expenditures	(1,103)	(890)	(213)	(1,090)	(926)	(164)
Cash income tax refunds (payments)	(110)	(65)	(45)	(370)	(366)	(4)
Interest income	96	(1,770)	1,866	75	(768)	843
Interest to be settled in cash	(13,650)	(10,165)	(3,485)	(14,952)	(11,051)	(3,901)
Debt financing and administrative costs	(4)	(4)	—	—	—	—